Exhibit 99.1

Translation from Hebrew

Airobotics Ltd.

(the “Company”)

Israel Securities Authority	The Tel-Aviv Stock Exchange Ltd.	September 20, 2022
www.isa.gov.il ’	www.tase.co.il

re: Entering into a loan agreement with a foreign corporation traded on NASDAQ

Further to the immediate reports of the Company1, with respect to the entry of the Company into a binding merger agreement with Ondas Holdings Inc., a foreign company incorporated under the laws of Nevada, USA, traded on NASDAQ (NASDAQ: ONDS) (hereinafter: “Ondas” or the “Lender”, the “Parties”, and the “Merger Agreement”, respectively), and in accordance with the provisions of the Merger Agreement, the Company hereby announces that on September 20, 2022, the Parties entered into a loan agreement (the “Agreement”), according to which, commencing from October 3, 2022 Ondas shall provide the Company with credit of up to USD 1.5 million (the “Credit”, and the “Loan” accordingly), which shall be utilized for the purpose of financing the Company’s ongoing activities, subject to customary conditions, including the delivery of documents and standard approvals to the Lender.

[1]	The Company’s immediate report dated August 8, 2022 (reference number: 2022-01-099889), as well as the immediate report dated August 25, 2022 (reference number: 2022-01-108127).

Translation from Hebrew

Hereunder, are details of the Agreement, in accordance with the disclosure format of Rule § 36 of The Securities Regulations (Periodic and Immediate Reports (1970)), and Legal Position No. 104-15: Reportable Credit Event

The grant date of the Credit	Date of Repayment	Sum of credit (in USD)	Balance used as of the Report Date	Payment Schedule (principal + interest)	Annual interest rate	Guarantees and collateral	Material Obligations[2]
Commencing from October 3rd, 2022	The earliest of: (a) February 1, 2023; or (b) Date of termination of the Merger Agreement due to a breach of its terms by the Company. The Company has the right to early repayment, partial or in full (with no additional fee).	1,500,000	No balance used	The Loan’s principal and accrued interest shall be repaid in one payment on the due date.	Fixed interest (unlinked) at a rate of 6% on the principal drawn down; An additional 2% in the event of a breach.

(1) A first-degree floating charge in favor of the Lender, on all of the Company’s assets, rights, and property, of any kind and type, both existing and future (including, but not limited to, intellectual property), with the exception of all of the assets, rights, and property that were excluded in the Agreement (the “Charge”). It should be noted that the registration of the Charge is subject to receiving approval from the Innovation Authority, which as of this date has been received.

(2) A first-degree fixed charge en on the Company’s intellectual property, equipment, and other fixed assets, with the exception of the equipment and assets that were excluded in the Agreement.

(3) AIROBOTICS INC, an American subsidiary (100%) of the Company (the “Grantor”), shall guarantee the payment of the Company’s obligations and shall charge in favor of the Lender all of its existing and future assets, rights, and property.[3]

(1) The amounts of the Credit shall be utilized for the purpose of financing the ongoing activities of the Company and its subsidiaries. Furthermore, subject to the consent of the Lender, the Company shall be able to use the Loan in order to pay off the OurCrowd Loan.[4]

(2) The immediate repayment in an event of breach ( among other things, change of control), as detailed in the Agreement. For clarity, in the event of a breach, the Company shall not be able to avail itself of the undrawn balance of the credit .

(3) The Company and the Grantor are prohibited from disposinf of assets to another subsidiary that is not a grantor

[2]	It is hereby clarified that the Agreement does not include financial covenants
[3]	At the request of the Lender, and subject to the provisions of the Agreement, guarantees and charges on assets from additional subsidiaries of the Company shall be provided..
[4]	For further details regarding the OurCrowd Loan, see section 2.7.2 of the notice special shareholders meeting report dated August 25, 2022 (2022-01-108127).

Respectfully, Airobotics Ltd.

Names of Signatures	Position
Meir Kliner	CEO and Chairman
Yishay Curelaru	CFO & COO

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